As filed with the Securities and Exchange Commission on December 16, 2014

Registration No. 333-174804

Registration No. 333-176677

Registration No. 333-183582

Registration No. 333-188406

Registration No. 333-190868

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-174804

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-176677

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-183582

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-188406

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-190868

Under

The Securities Act of 1933

Fusion-io, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-4232255
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

(Address of principal executive offices, including zip code)

2011 Equity Incentive Plan

2011 Employee Stock Purchase Plan

2010 Executive Stock Incentive Plan

NexGen Storage, Inc. 2010 Equity Incentive Plan

IO Turbine, Inc. 2009 Equity Incentive Plan

Non-Plan Stock Option Agreements

2008 Stock Incentive Plan

2006 Stock Option Plan

(Full title of the plan)

Garth Bossow

Secretary

Fusion-io, Inc.

951 SanDisk Drive

Milpitas, CA 95035

(408) 801-1000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SHARES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of Fusion-io, Inc. (the “Registrant”) (together, the “Registration Statements”):

File No. 333-174804, pertaining to the registration of 38,325,652 shares of common stock, par value $0.0002 per share of the Registrant (“Common Stock”), which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on June 9, 2011;

File No. 333-176677, pertaining to the registration of 264,792 shares of Common Stock, which was filed with the SEC and became effective on September 2, 2011;

File No. 333-183582, pertaining to the registration of 5,617,707 shares of Common Stock, which was filed with the SEC and became effective on August 27, 2012;

File No. 333-188406, pertaining to the registration of 907,735 shares of Common Stock, which was filed with the SEC and became effective on May 7, 2013; and

File No. 333-190868, pertaining to the registration of 5,942,491 shares of Common Stock, which was filed with the SEC and became effective on August 28, 2013.

On July 23, 2014, after completion of a tender offer (the “Offer”) by Flight Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of SanDisk Corporation (“Parent”), for all of the outstanding shares of Common Stock, Merger Sub merged with and into the Registrant (the “Merger”). The Merger became effective immediately upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on July 23, 2014. Pursuant to the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger and not tendered pursuant to the Offer (other than the shares of Common Stock held by the Registrant, Merger Sub, Parent or any of their respective direct or indirect wholly owned subsidiaries, which shares were cancelled in the Merger) was cancelled and automatically converted into the right to receive an amount equal to $11.25 per share, in cash, without interest thereon and less any applicable withholding taxes.

As a result of the Merger, the offerings contemplated by the Registration Statements have been terminated. Pursuant to the undertakings contained in Part II of the Registration Statements, the Registrant is removing from registration, by means of post-effective amendments, any securities registered under the Registration Statements which remained unsold at the termination of the offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, California, on the 16th day of December, 2014.

FUSION-IO, INC.

By:	/s/ Garth Bossow
Garth Bossow
Director and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.

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